Psychemedics Corporation Announces Record First Quarter Revenues

DECLARES 71st CONSECUTIVE QUARTERLY DIVIDEND

ACTON, Mass., April 29, 2014 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced first quarter financial results for the period ended March 31, 2014. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of May 9, 2014 to be paid on May 19, 2014. This will be the Company's 71st consecutive quarterly dividend.

The Company's revenue for the quarter ended March 31, 2014 was $7.0 million versus $6.4 million for the quarter ended March 31, 2013, an increase of 10%. Net income for the quarter ended March 31, 2014 was $756 thousand or $0.14 per diluted share, versus $822 thousand or $0.16 per diluted share, for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"We are very pleased to report record sales for any first quarter in the Company's history. Our new business growth accounted for the entire gain in the quarter, as well as offsetting the decline in our business due to the soft hiring/jobs environment.

"In late 2013, we reported that the Company will be competing for hair testing business in Brazil in 2014. As you may recall, the Brazilian Federal Government had announced new regulations that will require professional drivers in the transportation industry to pass a hair drug test when obtaining or renewing their driver's license, with the first testing to begin on July 1, 2014.

"This is an exciting opportunity. As we have also stated, in order to service this potential volume, we are making significant investments in plant, equipment and people. These investments are being made in the first half of 2014 to be ready for the start date. During this period, we will not have any revenues from this Brazil opportunity to offset these costs. Therefore, we would expect earnings in the first half of 2014 to be unfavorably impacted.

"The impact in the first quarter of 2014 was estimated at $0.04 per diluted share, including the R&D costs to develop three additional new drug tests for Brazil requirements. However, the greater portion of these expenses will occur in the second quarter, so we expect the impact on earnings to be significantly greater in the second quarter.

"At the same time, the project also requires additional capital for equipment. As a result, the Company entered into an equipment financing arrangement which will allow the Company, at its option, to finance up to $6 Million of equipment purchases. In this quarter, the Company borrowed $1.1 million under this financing arrangement at a 2.15% interest rate. We still have $2.2 million in cash on our balance sheet and approximately $5 million additional equipment financing available.

"While increasing capacity will have a negative impact on our cash flow, we believe this to be short-term. We remain excited about this opportunity. Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward. Therefore, the Board has declared a $0.15 dividend for the quarter. This is our 71st consecutive quarterly dividend."

Psychemedics Corporation is the world's largest provider of hair testing for the detection of drugs of abuse. The Company's patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume, sales and marketing strategies, foreign drug testing laws and regulations, required investments in plant, equipment and people) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, Brazilian drivers license regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

Psychemedics Corporation Statements of Comprehensive Income (UNAUDITED)

	Three Months Ended
	March 31,
	2014	2013

Revenues	$ 7,044,821	$ 6,432,442
Cost of revenues	3,249,039	2,945,171

Gross profit	3,795,782	3,487,271

Operating Expenses:
General & administrative	1,184,147	993,711
Marketing & selling	1,098,600	1,126,658
Research & development	344,983	164,710

Total Operating Expenses	2,627,730	2,285,079

Operating income	1,168,052	1,202,192
Other income	1,549	91,413

Net income before provision for income taxes	1,169,601	1,293,605

Provision for income taxes	413,442	471,260

Net income and comprehensive income	$ 756,159	$ 822,345

Basic net income per share	$0.14	$0.16

Diluted net income per share	$0.14	$0.16

Dividends declared per share	$0.15	$0.15

Weighted average common shares outstanding, basic	5,317,836	5,272,647

Weighted average common shares outstanding, diluted	5,371,418	5,292,686

Psychemedics Corporation Balance Sheets (UNAUDITED)

	March 31,	December 31,
	2014	2013

ASSETS
Current Assets:
Cash and cash equivalents	$ 2,208,788	$ 3,970,512
Accounts receivable, net of allowance for doubtful accounts
of $148,605 in 2014 and $144,921 in 2013	4,818,663	4,368,864
Prepaid expenses and other current assets	1,172,688	769,269
Income tax receivable	207,119	554,828
Deferred tax assets	351,403	292,795

Total Current Assets	8,758,661	9,956,268
Fixed Assets, net of accumulated amortization and depreciation
of $5,368,057 in 2014 and $5,175,722 in 2013	8,593,455	6,050,203
Other assets	672,093	543,345

Total Assets	$ 18,024,209	$ 16,549,816

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 778,548	$ 510,550
Accrued expenses	2,443,695	2,447,920
Current portion of long-term debt	210,589	--

Total Current Liabilities	3,432,832	2,958,470

Long-term debt	842,354	--
Deferred tax liabilities, long-term	1,314,221	1,314,221
Total Liabilities	5,589,407	4,272,691

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000,000 shares authorized
5,991,945 shares issued in 2014 and 5,981,896 shares issued in 2013	29,956	29,910
Additional paid-in capital	29,088,238	28,888,712
Accumulated deficit	(6,601,603)	(6,559,708)
Less - Treasury stock, at cost, 668,130 shares	(10,081,789)	(10,081,789)

Total Shareholders' Equity	12,434,802	12,277,125

Total Liabilities and Shareholders' Equity	$ 18,024,209	$ 16,549,816

CONTACT:
Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

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